Form 8-K                                4          Stone & Webster, Incorporated


                                     EXHIBIT

Exhibit (99)  Text of registrant's press release dated October 8, 1998 -


                              FOR IMMEDIATE RELEASE


    Stone & Webster Acquisition of The Nordic Group Completed

Boston, Massachusetts, October 8, 1998 - Stone & Webster (NYSE: SW) announced today that the acquisition of The Nordic Group had been completed by Commercial Cold Storage, Inc., a wholly-owned subsidiary of Stone & Webster. Nordic will continue to operate and serve customers as a subsidiary of Commercial Cold Storage.

"We are pleased that the Nordic acquisition, which we announced in August, has been completed successfully," said H. Kerner Smith, Chairman, President and Chief Executive Officer of Stone & Webster. "We are confident that Nordic will contribute substantially to the growth of our refrigerated warehouse business and allows us to provide superior service to our customers. And we welcome the Nordic management team and company employees to our Cold Storage group, which now becomes the leading refrigerated warehouse distribution business in the Southeast."

Nordic has more than 250 employees in its 11 public refrigerated warehouses in North Carolina, South Carolina, Alabama, Mississippi, and Ohio. Commercial Cold Storage has three refrigerated warehouses in Georgia.

Commercial Cold Storage has long been a leader in the Southeast in providing refrigerated and frozen food handling services to manufacturers, distributors, and wholesale and retail grocers. Stone & Webster is a global leader in engineering, construction and consulting for the power, process, environmental/infrastructure and industrial markets.

Contact:  Mr. Thomas L. Langford
          Stone & Webster
          617-589-7424

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